Exhibit 10.19

Personal and Confidential

December 6, 2021

Dear Gil Margolin:

As you know, Talkspace, Inc. (the “Company”) recently announced changes to its management team. You are a valued member of our team, and in order to ensure your continued dedication during this time of transition, you are being offered the opportunity to receive a cash payment in the amount of $400,000 (the “Retention Bonus”), if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective upon your execution.

1.
Retention Bonus Payment. Subject to the terms of this Agreement and your execution of this Agreement, the Company will pay you the Retention Bonus in two equal installments as follows: (i) 50% on the first Company payroll date following the last day of the 2nd quarter of the fiscal year ending December 31, 2022, and (ii) 50% on the first Company payroll date following the last day of the 3rd quarter of the fiscal year ending December 31, 2022 (each, an “Installment Payment”). In order to receive any Installment Payment, you must be employed by the Company on the date such Installment Payment is paid. No Installment Payment shall be earned until actually paid to you. For the second Installment Payment paid at the end of 3rd quarter, the payment will be contingent on your continuing employment with the Company up and until December 31, 2022. If you resign your position or are terminated “for cause” on or before December 31, 2022, the Company retains the sole option to seek repayment of the second Installment Payment in full.

2.
Confidentiality of this Agreement. You must keep the terms and conditions of this Agreement strictly confidential, except for disclosures to your immediate family and any tax, legal or other counsel that you have consulted regarding this Agreement, whom you will instruct not to disclose the same, and disclosures specifically authorized or required by law.

3.
Withholding Taxes. The Company may withhold from each Installment Payment such federal, state, and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

4.
No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its affiliates or their respective successors) or to interfere in any way with the right of the Company (or its affiliates or their respective successors) to terminate your employment at any time, without notice, and for any or no reason.

5.
Other Benefits. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, severance, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company or its affiliates, unless such plan or agreement expressly provides otherwise.

6.
Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

7.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.
Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

9.
Section 409A Compliance. Although the Company does not guarantee the tax treatment of the Retention Bonus, the intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

10.
Administration. The Company shall have full power and authority to construe and interpret this Agreement, and any interpretation by the Company shall be binding on you and your representatives and shall be accorded the maximum deference permitted by law.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

Best,

/s/ Douglas Braunstein

Douglas Braunstein, Interim CEO

I confirm my receipt, understanding and agreement with the terms of this Agreement:

/s/ Gil Margolin

Employee Name (Printed):

Gil Margolin

Signature Page to Agreement